August 7, 2006                      FOR IMMEDIATE RELEASE
                    Contact: Kraig Kayser, CEO (608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $148,341,000 for the quarter ended July 1, 2006, versus $156,595,000 for the comparable period last year. The current year’s net earnings were $3,659,000 or $0.33 per diluted share, compared with $2,420,000 or $0.22 per diluted share, last year. Current year-to-date pre-tax results include other income of $688,000 which represents a gain on the sale of two previously closed facilities.
Subsequent to the end of the quarter ended July 1, 2006, the Company began negotiations to acquire Signature Fruit Company, LLC. We expect this transaction to be completed by the end of August.
Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label. Seneca’s common stock is traded on the Nasdaq National Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended July 1, 2006 and July 2, 2005
(In thousands of dollars, except share data)

		Quarter
	2006		2005

Net sales	$148,341		$156,595

Other operating income, net (notes 1 and 2)	688		427

Operating income	$9,568		$7,962
Interest expense (net)	3,628		4,020
Earnings before income taxes	$5,940		$3,942

Income taxes	2,281		1,522

Net earnings	$3,659		$2,420

Earnings applicable to common stock (note 3)	$2,244		$1,465

Basic earnings per share	$0.33		$0.22

Diluted earnings per share	$0.33		$0.22

Weighted average shares outstanding basic	6,835,414		6,752,703

Weighted average shares outstanding diluted	6,902,804		6,820,093

Note 1: Other operating income in the current quarter of $688,000 represents a gain on the sale of two previously closed facilities.
Note 2: Other operating income in the prior quarter of $427,000 represents a gain on the sale of a previously closed facility.
Note 3: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 11,125,723 for the quarter ended
July 1, 2006.

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